Exhibit 10.24

Robert Mullen

Pursuant to the terms of his employment as of March 31, 2004, Mr. Mullen receives an annual base salary of $300,000. In addition, Mr. Mullen’s annual targeted variable compensation, which includes commissions and bonuses, is $500,000 based upon Company sales and revenue targets. Mr. Mullen is eligible for Stock Awards under the Company’s Equity Incentive Plans and may participate in the Company’s Employee Stock Purchase Plan. Mr. Mullen and the Company have entered into a Change in Control Agreement. Further, Mr. Mullen is eligible for Company health benefits and may participate in the Company 401K plan offered to all employees.